UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

ACTINIUM PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52446	000-52446
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

501 Fifth Avenue, 3rd Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 300-2131

Actinium Pharmaceuticals, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.02 Termination of a Material Agreement.

On May 31, 2013, the Consulting Services Agreement, dated January 4, 2012, by and between Actinium Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Dr. Rosemary Mazanet (the “Consulting Agreement”) was terminated by mutual agreement of Dr. Mazanet and the Company.  Dr. Mazanet is a director of the Company.

There are no early termination penalties to be incurred by the Company or Dr. Mazanet as a result of the termination of the Consulting Agreement.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 31, 2013, Dr. Rosemary Mazanet resigned as a director of the Company and Actinium Corporation (“Actinium”), a subsidiary of the Company, to pursue other opportunities.  Dr. Mazanet’s decision to resign from the board of directors of the Company was not based upon any disagreement with the Company on any matter relating to the Company's operations, policies or practices as contemplated by Item 5.02(a) of Form 8-K.

On May 31, 2013, the Company and Actinium also entered into an agreement with Dr. Mazanet (the “Agreement”) which, among other things, provides for a cash payment to Dr. Mazanet of $25,000 in full satisfaction for all amounts owed under the Consulting Agreement.  The parties also agreed that Dr. Mazanet is entitled to a total of 83,250 vested Company options (the Options”) which will be exercisable until the ten year anniversary of the grants, respectively.  Dr. Mazanet agreed not to sell or otherwise transfer any shares of Company common stock underlying the Options or other securities of the Company owned by Dr. Mazanet until (i) the date that is the earlier of twelve (12) months from December 28, 2012; or (ii) six (6) months following the effective date of the Registration Statement filed by the Company with the Securities and Exchange Commission on March 15, 2013.  Dr. Mazanet also resigned as a director from the Company and Actinium. The Agreement also includes, subject to limited exceptions, mutual releases, mutual non-disparagement clauses, and a non-solicitation provision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2013	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sergio Traversa
Sergio Traversa
Interim President, Interim Chief Executive Officer, and Interim Chief Financial Officer